Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GENTIVA HEALTH SERVICES, INC.

ARTICLE ONE

The name of the corporation is Gentiva Health Services, Inc. (the “Corporation”).

ARTICLE TWO

The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent whose office address will be the same as the registered office is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE FOUR

The total number of shares of capital stock that the Company has authority to issue is 1,000 shares, which will be designated Common Stock, par value $0.01 per share.

ARTICLE FIVE

Unless, and except to the extent that, the Bylaws of the Company (the “Bylaws”) so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Company (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

To the fullest extent that the Delaware General Corporation Law as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Company will be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director. Any repeal or amendment of this Article will not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act or omission of that director occurring prior to the time of such repeal or amendment.

ARTICLE EIGHT

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE NINE

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

ARTICLE TEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE ELEVEN

The Company shall, to the full extent required or permitted by the Delaware General Corporation Law, as amended from time to time, indemnify (A) its directors and officers, whether serving the Company or at its request, any other entity, including the advance of expenses under the procedures and to the full extent permitted by the law, and (B) other employees and agents to such extent as shall be expressly authorized by the Board of Directors or the Bylaws and as permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this certificate or repeal of its provisions shall limit or eliminate the right to indemnification provided under this Article with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE TWELVE

Section 203 of the Delaware General Corporation Law, as amended from time to time, shall not apply to the Company.